As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-239494

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-239494
UNDER
THE SECURITIES ACT OF 1933

CIT GROUP INC.
(First Citizens BancShares, Inc., as successor by merger to CIT Group Inc.)
(Exact name of registrant as specified in its charter)

Delaware	65-1051192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 WEST 42ND STREET,
NEW YORK, NEW YORK 10036
(212) 461-5200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew G.T. Martin
Chief Counsel and Corporate Secretary
First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
(919) 716-7000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statement on Form S-3ASR (the “Registration Statement”) of CIT Group Inc., a Delaware corporation (the “Company”):

•
Registration Statement No. 333-239494, filed with the Securities and Exchange Commission on June 26, 2020, pertaining to the registration of an unspecified amount of senior debt securities, subordinated debt securities, common stock, preferred stock, warrants or any combination thereof.

Pursuant to the Agreement and Plan of Merger, dated October 15, 2020, as amended by Amendment No. 1, dated as of September 30, 2021 (as amended, the “Merger Agreement”), by and among the Company, First Citizens BancShares, Inc. (“BancShares”), First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and direct, wholly owned subsidiary of BancShares (“FCB”), and FC Merger Subsidiary IX, Inc., a direct, wholly owned subsidiary of FCB (“Merger Sub”), (i) on January 3, 2022, Merger Sub merged with and into the Company, with the Company as the surviving entity (the “First-Step Merger”) and (ii) on January 4, 2022, the Company merged with and into FCB, with FCB as the surviving entity (together with the First-Step Merger, the “Mergers”). On January 4, 2022, CIT merged with and into FCB, with FCB continuing as the surviving corporation. As a result of the Mergers and the related transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offerings.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 4th day of January, 2022.

First Citizens BancShares, Inc.
(as successor by merger to CIT Group Inc.)

By:	/s/ Craig L. Nix
Name:	Craig L. Nix
Title:	Chief Financial Officer